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                                                                   Exhibit 10.75


                               GENTA INCORPORATED
                                   TWO OAK WAY
                           BERKELEY HEIGHTS, NJ 07922

                                                       Dated as of July 24, 2001

Mr. Alfred Fernandez


Dear Mr. Fernandez:

         We are pleased that you are interested in becoming an employee of Genta Incorporated, a Delaware corporation (the "Company"). Accordingly, I would like to offer you the following terms of engagement (the "Agreement"):

         1.       EMPLOYMENT; DUTIES.

         (a) The Company shall employ you, and you hereby accept such employment as the Executive Vice President & Chief Financial Officer of the Company.

         (b) You shall perform your duties as are customarily associated with your title. In this job you will report to the Chief Executive Officer of the Company. You shall perform your duties hereunder at such places as shall be necessary according to the needs, business or opportunities of the Company, and you acknowledge and agree that the performance of the duties hereunder may require significant domestic and international travel by you.

         (c) Upon commencement of your employment, you shall devote on a full time basis your best efforts as shall be necessary to the proper discharge of your duties and responsibilities under this Agreement. You shall not engage in any other business activities, whether or not pursued for gain or profit, which will interfere with your ability to perform any of the functions, powers or duties required under this Agreement.

         2.       TERM. Your employment hereunder shall be for a term of four
(4) years commencing on July 24, 2001 (the "Effective Date") and continuing through July 23, 2005 (the "Term"), unless sooner terminated as hereinafter provided. At the end of the initial four year term, the Term of this Agreement will be automatically renewed for successive one year terms unless the Company or you provides not less than 60 days prior written notice of non-renewal.


         3.       COMPENSATION AND BENEFITS.

         As compensation and benefits for the performance of your duties on behalf of the Company as Executive Vice President & Chief Financial Officer, and for so long as your

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employment has not been terminated in accordance with this Agreement, you shall be compensated and shall receive benefits as follows:

         (a) BASE SALARY: a base salary of no less than $230,000 per annum (the "Base Salary"), less withholding required by law or agreed to by you, payable in accordance with the Company's standard payroll practice applicable to other senior officers;

         (b) BONUS: a guaranteed minimum bonus of twenty percent (20%) of your Base Salary (or $46,000) for calendar year 2001 which shall accrue on January 1, 2002, payable in January 2002; and based on business and individual performance, bonus eligibility of up to 25% (or bonus eligibility pursuant to an Executive Bonus Program) for subsequent years of the Term which shall accrue on January 1, 2003, January 1, 2004 and January 1, 2005 respectively, and be payable in January, 2003, January, 2004 and January, 2005, respectively. All bonuses shall be subject to all applicable withholdings required by law or agreed upon by the parties.

         (c)      INCENTIVE COMPENSATION:

                  (i) As approved by the Board of Directors of the Company, you shall be granted , on the Effective Date, non-qualified stock options vesting over four (4) years for the purchase of 200,000 shares of Common Stock of the Company at an exercise price equal to the NASDAQ closing price of the Common Stock on the Effective Date.

                  (ii) As approved by the Board of Directors of the Company, you shall be granted, on 12/31/01, non-qualified stock options vesting over four (4) years for the purchase of an additional 50,000 shares of Common Stock at an exercise price equal to the NASDAQ closing price of the Common Stock on 12/31/01.

                  (iii) As approved by the Board of Directors of the Company, you shall be eligible for non-qualified stock options vesting over four (4) years for the purchase of an additional 50,000 shares of Common Stock subject to the achievement of agreed upon milestones within 24 months of the Effective Date (the "Milestone Options"). The effective date of the grant will coincide with the achievement of the milestones and the exercise price will equal the NASDAQ closing price of the Common Stock on the date the milestones are achieved. Such milestones shall be mutually agreed to within 90 days of the Effective Date. The following are significant events, which will be considered milestone achievements: completing a secondary offering in excess of $200 million; OR completing an acquisition with a transaction dollar value in excess of $75 million OR completing a cumulative series of acquisitions whose transaction dollar value is greater than $150 million.


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                  (iv)     In addition, you may be eligible to receive
                           additional stock option grants consistent with the stock option guidelines applicable to the Company's other senior executives.

                  (v) Except as provided herein, all stock options granted pursuant to this subsection 3(c) shall be governed by the 1998 Stock Incentive Plan and shall be evidenced by a stock option agreement prepared in accordance with such plan.

         (d) BENEFITS: You shall be entitled to participate in any and all medical insurance, dental insurance, group health, life insurance, disability insurance and other benefit plans which are made generally available by the Company to its senior executives. The Company, in its sole discretion, may at any time amend or terminate any such benefit plans or programs.

         (e) SUPPLEMENTAL BENEFITS: During the Term only and subject to underwritingapproval, you will be entitled to receive the following life insurance benefits in addition to those set forth in Subsection 3(d): The Company will pay the premiums on a term life insurance policy in a face amount up to three (3) times your Base Salary. In addition, if you purchase an additional term life insurance policy of up to $2 million, and the premium for such policy exceeds the cost of the Company's current group term life insurance rates, the Company shall reimburse you for the difference between the premium on said policy and the current Company group term rate, up to a maximum of $2500 per year.

         (f) To compensate you for moving your family and personal belongings to the Berkeley Heights, New Jersey area, you shall receive the following Relocation benefits upon the submission of appropriate documentation:

                  (i) Movement of normal household goods (packing, shipment and unpacking) by a Company selected moving carrier (up to 2 cars)

                  (ii) Reimbursement of normal closing costs for the sale of your Boca Raton, Florida home (real estate commission not to exceed 6%)

                  (iii) Reimbursement of normal closing costs for the purchase of a home (exclusive of points)

                  (iv) Reimbursement of temporary living expenses for up to 120 days or up to a maximum of $20,000

                  (v) Reimbursement of incidental relocation expenses: home finding, travel, etc. up to $10,000

                                                                               3

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                  (vi)     "Tax gross up" of all taxable reimbursements, the
                           payment of which will be timely and meet withholding requirements at the incremental federal, state and local income tax rate.

                  (vii) The company will pay for a Third Party Relocation Service to effect: the purchase of your home at a price determined by not less than two (2) nor more than three (3) licensed and/or accredited independent appraisers selected by the Third Party Relocation Service; and the subsequent sale of your home.

                  (viii) In the event you are not able to recover the tuition funds paid for your daughter's school tuition for the upcoming school year (2001 - 2002) the Company will reimburse you up to $7200 (less taxes and not subject to tax gross up).

All relocation expenses paid on your behalf or reimbursed by the Company are reimbursable by you to the Company if you leave employment with the Company voluntarily within one year of the relocation being completed. The relocation will be considered complete upon the date you close on a new home in the vicinity of the Berkeley Heights, New Jersey area.

         (g) During the Term, the Company agrees to reimburse you for reasonable and necessary travel, business entertainment and other business expenses incurred by you in connection with the performance of your duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by you of vouchers in accordance with the Company's standard procedures.

         (h) You shall be entitled during the Term to four weeks per annum vacation time. You may "carry over" up to two weeks of unused vacation time to the succeeding year, however the maximum vacation accrual allowed at any one time shall not exceed six weeks.

         (i) You shall be covered by the Company's directors and officers insurance policy as is generally provided to the Company's directors and officers; and you shall be entitled to indemnification and advancement of expenses by the Company to the same extent as provided from time to time to the directors and officers of the Company.

         (j) Subject to Section 11, you must be an employee of the Company at the time that any compensation is due in order to receive such compensation.


         4. REPRESENTATIONS AND WARRANTIES. You hereby represent and warrant to the Company as follows:

         (a) Neither the execution and delivery of this Agreement, nor the performance by you of your duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any


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                  prior employment agreement, contract, or other instrument to which you are a party or by which you are bound.

         (b) You have the full right, power and legal capacity to execute and deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.

         (c) You shall at all times comply with policies and procedures adopted by the Company.

         5.       NON-COMPETITION AND NON-SOLICITATION.

         (a) You understand and recognize that your services to the Company are special and unique and agree that, upon commencement of your employment as Executive Vice President & Chief Financial Officer and, except as provided below, during the term and for a period of two years following any termination of your employment, you shall not in any manner directly or indirectly, on behalf of yourself or any person, firm, partnership, joint venture, corporation or other business entity (collectively, "Person") solicit, enter into, or engage in any business using antisense technology or in which the Company or any of its subsidiaries has intellectual property rights ("Conflicting Field"), either as an individual for your own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of such Person ("Competitor"); provided, however, that (x) following any termination of your employment, Conflicting Field shall refer only to the field of using antisense technology as therapy for cancer as its primary business and nothing in this Agreement shall be interpreted so as to prevent you from accepting employment with any such Person which is or tries to be competitive with a Conflicting Field so long as you work solely in a division of such Person which division carries on a bona fide business that is not or does not propose to be competitive with a Conflicting Field; and (y) nothing herein will preclude you from holding five percent (5%) or less of the stock of any publicly traded company, calculated on a fully diluted basis.

         (b) You further agree that during the Term, and for a period of two years following any termination of such employment hereunder, you shall not, without the prior written consent of the Company:

                  (i) directly or indirectly take any action, or attempt to take any action, which is intended to, or could reasonably be foreseen by you to, induce a material breach of a contract or agreement known to you between the Company and any of its licensors, licenses, clients, customers, vendors, suppliers, agents, consultants, employees whether or not such employees are "at will" employees) or other person or entity with which the Company has an agreement (each a "Covered Party", collectively, "Covered Practices); or

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                  (ii)     directly or indirectly solicit or attempt to solicit
                           any Covered Party to terminate his, her or its relationship with the Company, or

                  (iii) directly or indirectly solicit or attempt to solicit any of the employees or consultants of the Company to become employees, agents, consultants, representatives or advisors of any other Person; or

                  (iv) directly or indirectly persuade or seek to persuade any customer of, or supplier to the Company, to cease to do business or to reduce the amount of business which any customer or supplier has done or contemplates doing with the Company, whether or not the relationship between the Company and such Person was originally established in whole or in part through your efforts, in material breach of a contract or agreement known to you between the Company and such customer or supplier; provided, however, that such action or attempted action could reasonably be expected to cause a material detriment to the Company.

         (c) During the Term, and for a period of two years following any termination of your employment, you agree that upon the earlier of you (a) negotiating with any person or entity concerning the possible employment of you,
(b) receiving an offer of employment, or (c) becoming employed by any person or entity, you will (x) immediately provide notice to the Company of such circumstances and (y) provide copies of Sections 5, 6, 7, 8 and 9 of this Agreement to the person or entity. You further agree that the Company may provide notice to a such person or entity of your obligations under this Agreement, including without limitation your obligations pursuant to Sections 5, 6, 7 and 8 hereof.

         (d) You understand that the provisions of this Section 5 may limit your ability to earn a livelihood in a business similar to the business of the Company, but nevertheless agree and hereby acknowledge that the consideration provided under this Agreement, including any compensation or benefits provided under Sections 3 and 11 hereof and any stock option agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of your education, skills and abilities, you agree that you will not assert in any forum that such provisions prevent you from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

6.       OWNERSHIP OF PROPRIETARY INFORMATION.

         (a) You confirm and agree that all information relating to the Company's, or an Affiliate's (as defined below) business that has been created by, discovered by, developed by, learned by, or made known to, the Company, or any of its subsidiaries, affiliates, licensors, licensees, successors or assigns (each, an "Affiliate" and, collectively, the "Affiliates") from the commencement of your employment and at all times thereafter (including, without limitation, information relating to the Company's business created by, discovered by, developed by, learned by, reduced to practice by or made known to the Company, an Affiliate, or you, either alone or jointly with others, during your employment and information relating to the Company's customers, clients, suppliers, vendors, consultants, licensors and licensees) or assigned, licensed

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or otherwise conveyed to Company or any Affiliate, has been, is and shall be the sole property of the Company or such Affiliate, as applicable and the Company or the Affiliate as the case may be, has been, is and should be the sole owner of all designs, ideas, patents, patent applications, copyrights, copyright applications and other rights in connection therewith, including but not limited to the right to make application for statutory protection of any kind in any country, all of the aforementioned information is hereinafter called
"Proprietary Information" (and shall be deemed Proprietary Information regardless of whether or not the Proprietary Information is patentable or copyrightable). By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, data sources, know-how, show-how, improvements, information relating to products
(both current and under development), services and technologies, product concepts, specifications, techniques, information or statistics contained in, or relating to, promotion or marketing plans and programs, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, continuation applications of any kind, trademark applications and information about the Company's or the Affiliate's employees and/or consultants and confidential business information of the Company or any Affiliate or any of its clients, consultants, suppliers, customers, vendors, licensors, licensees and other third parties (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

         (b) You agree that all Proprietary Information shall be, to the extent permitted by law, "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company all rights, title and interest you may have or acquire in all Proprietary Information; provided, that, subject to subsection 6(d) hereof the provisions of this Section 6 only apply to information, and Proprietary Information shall only include such information which:

                  (i) relates at the time of conception or reduction to practice of the invention to the Company business, or actual or demonstrably anticipated research or development of the Company; or

                  (ii) result from any work performed by you for the Company; or

                  (iii) was developed on the Company's time or using the Company's equipment, supplies, facilities, or trade secret information,

         (c) Notwithstanding the foregoing, Proprietary Information shall not include; (i) information (x) in the public domain not as a result of the breach of this Agreement or the breach of any other duty owed to the Company or any other person (y) information lawfully in your possession prior to the date hereof and not disclosed to you by the Company or an Affiliate and (z) information disclosed to you without restriction by a third party who had the right to disclose such information to you;

         (d) It is understood that no patent, copyright, trademark or other proprietary right of license is granted to you under this Agreement. Any disclosure of Proprietary Information and

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any materials which may accompany any such disclosure pursuant to your employment under this Agreement will not result in the grant to you of any rights, express or implied, of any kind.

         7.       CONFIDENTIAL INFORMATION.

         (a) You agree at all times, including after the Term, to keep in strictest trust and confidence and not to disclose or make accessible to any other person without the prior written consent of the Company, the Company's or any Affiliate's Proprietary Information. You further agree that upon commencement of your employment and at all times thereafter (i) not to use any such Proprietary Information for yourself or others; and (ii) not to take any such material or reproductions embodying Proprietary Information from the Company's facilities (or any of the Affiliates' facilities) at any time, except as required during the Term in connection with your duties to the Company.

         (b) Except with prior written authorization of the Board of Directors, you agree not to disclose or publish any of the Proprietary Information, except as required in the performance of your obligations under this Agreement. You further agree not to disclose or publish information relating to your former employers, to whom you, the Company or any of its Affiliates owes an obligation of confidence, at the time of disclosure, to you, at any time during or after your employment with the Company.

         (c) Upon written notice by the Company, you shall promptly deliver to the Company, or, if requested by the Company, promptly destroy all written Proprietary Information and any other written material containing any Proprietary Information (whether prepared by the Company, you or a third party), and will not retain any copies, extracts, summaries or other reproductions in whole or in part of such written Proprietary Information or other material.

         (d) You recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. You agree that you owe the Company and such third parties, both during your employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party), unless expressly authorized to act otherwise by the Board of Directors.

         (e) If during the term and thereafter you are requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or any other process) to disclose all or any part of the Proprietary Information, you will provide the Company with prompt notice of such request or requirement, so that the Company, or, as applicable, one or more of its Affiliates, may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the parties will consult with each other as to the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the

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receipt of a waiver hereunder, you are, in the opinion of your counsel, legally compelled to disclose Proprietary Information, you may disclose that portion of such information which counsel advises you that you are legally compelled to disclose. In any event, you will use reasonable efforts to cooperate with the Company in obtaining and will not oppose action by the Company (or, as applicable, one or more of its Affiliates) to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of any Proprietary Information. All reasonable expenses incurred by you in compliance with this subsection 7(e) will be reimbursed by the Company.

         8.       DISCLOSURE OF PROPRIETARY INFORMATION.

         (a) During the Term, and thereafter, you agree that you will promptly disclose to the Company, or any persons designated by the Company, all Proprietary Information developed, created, made, conceived, reduced to practice or learned by the company, any Affiliate or you, either alone or jointly with others, during the Term and not otherwise known to the Company's officers and directors.

         (b) You further agree to assist the Company in every proper way (but at the Company's expense) to obtain and confirm and from time to time enforce patents, copyrights or other rights on said Proprietary Information in any and all countries, and to that end you will execute any documents necessary:

                  (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyright or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same on behalf of the Company; and

                  (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

         (c) Your obligation to assist the Company in obtaining and enforcing patents and copyrights for the Proprietary Information in any and all countries shall continue beyond the Term, but the Company agrees to compensate you at a reasonable rate after the expiration of the Term, for time actually spent by you at the Company's request on such assistance.

         9.       EQUITABLE RELIEF:

         a) You acknowledge that the restrictions contained in Sections 5, 6, 7 or 8 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. You represent that your experience and capabilities are such that the restrictions contained in Sections 5 and 7 hereof will not prevent you from obtaining employment or otherwise earning a living at the same

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                  general level of economic benefit as is anticipated by this
                  Agreement. YOU FURTHER REPRESENT AND ACKNOWLEDGE THAT (i) YOU HAVE BEEN ADVISED BY THE COMPANY TO CONSULT YOUR OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (ii) THAT YOU HAVE HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH YOUR COUNSEL, AND (iii) YOU HAVE READ AND FULLY UNDERSTAND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

         (b) You agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5, 6, 7 or 8 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Section 5, 6 7 or 8 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

         (c) You irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including without limitation, any action commenced by the Company for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New Jersey, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit action or proceeding, and (iii) waive any objection which you may have to the laying of venue of any such suit, action or proceeding in any such court. You also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section b thereof.

         (d) You agree that you will provide, and that the Company may similarly provide a copy of Sections 5, 6 7 and 8 of this Agreement to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used; provided, however, that this provision shall not apply in respect of Sections 5 and 6 of this Agreement after expiration of the time periods set forth therein.

         10. TERMINATION. Your employment hereunder shall commence as provided for under Section 2 and shall continue for the period set forth in
Section 2 hereof unless sooner terminated upon the first to occur of the following events:

         (a) DEATH. This Agreement and your employment hereunder shall automatically terminate effective upon the date of your death.

         (b) DISABILITY. This Agreement and your employment hereunder shall terminate at the option of the Company by written notice to you, upon your Disability. "Disability" shall mean your disability within the meaning of subsection 22(e) (3) of the Intenal Revenue Code of 1986, as amended, and where you are unable to work for a period of one hundred and twenty (120) days in any 12 month period. Such termination shall take effect the last day of the month following the date such notice of termination for Disability is given.

                  Provided that you have been employed by the Company for at least 31 days, during the first 90 days of your disability, you shall be entitled to your Base salary. Thereafter, your compensation shall be limited to such benefits to which you may be entitled pursuant to the Company's Long Term Disability Plan; and the Company's obligation to pay base salary and bonus, except as provided in 11a(iv), shall cease during the time you are on Long Term Disability.

                  Notwithstanding the foregoing, the Company and you will cooperate with each other and comply with all reasonable requests to determine whether a disability exists and, if so, whether there is a reasonable accommodation that does not produce undue hardship to the Company's business. It is the parties' intent to comply with the Americans with Disabilities Act and the New Jersey Law Against Discrimination with respect to any disability or handicap.

         (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company shall have the right to terminate your employment for cause. For purposes of this Agreement, the term "Cause" shall mean any of the following:

                  (i) A material breach by you of any of the provisions of this Agreement.

                  (ii) A material misrepresentation to the Company or material misappropriation of funds.

                  (iii) Any breach by you of subsection 1(b) or (c) which is not cured by you within 30 days of written notice thereof from the Company; PROVIDED, HOWEVER, your right to such 30 day cure period shall be conditioned upon your good faith attempt to cure such breach;

                  (iv) Cessation or discontinuance of the Company's business;

                  (v) Any action or omission by you to intentionally harm the Company which is in bad faith and likely to cause a material harm to the Company or any other act or bad

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                           faith omission having the effect of materially
                           harming the Company, its business or reputation;

                  (vi) The perpetration of an intentional and knowing fraud against or adversely affecting the Company or any Covered Party which causes or is likely to cause a material detriment to the Company, or

                  (vii) Your indictment, conviction for, or plea of nolo contendere to a felony crime, or other crime involving moral turpitude, other than with respect to the operation of a motor vehicle.

         (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate your employment hereunder at any time for any reason or no reason by giving you (30) days prior written notice of the termination.

         (e) TERMINATION BY YOU. You may terminate your employment hereunder at any time for any reason or no reason by giving thirty (30) days prior written notice of termination.

         11.      COMPENSATION FOLLOWING TERMINATION PRIOR TO THE END OF THE
                  TERM.

         In the event that your employment hereunder is terminated prior to the end of the Term, you shall be entitled only to the following compensation and benefits upon such termination:

         (a)      TERMINATION BY REASON OF DEATH OR BECOMING TOTALLY DISABLED.

         In the event that your employment is terminated by reason of your death or your becoming Totally Disabled pursuant to Sections 10(a) or 10(b), the Company shall pay the following amounts to you (or your estate, as the case may be):

                  (i) Any accrued but unpaid Base Salary as of the date of termination for services rendered to the date of termination;

                  (ii) Any accrued but unpaid expenses required to be reimbursed pursuant to Section 3;

                  (iii)    Any vacation accrued to the date of termination;

                  (iv)     Pro-rated bonus based on the current plan year

         (b)      TERMINATION BY THE COMPANY FOR CAUSE OR TERMINATION BY YOU

         In the event your employment is terminated by the Company for Cause or Terminaton By You, pursuant to 10(c) or 10(e), the Company shall pay the following amounts to you:

                  (i) Any accrued but unpaid Base Salary as of the date of termination for services rendered to the date of termination;

                  (ii) Any accrued but unpaid expenses required to be reimbursed pursuant to Section 3;

                  (iii)    Any vacation accrued to the date of termination;

         The benefits to which you may be entitled upon termination pursuant to the plans, programs and arrangements referred to in Section 3 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (c) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event that your employment is terminated by the Company without Cause pursuant to Section 10(d), the Company shall compensate you as follows:

                  (i) Any accrued but unpaid Base Salary as of the date of termination for services rendered to the date of termination;

                  (ii) Any accrued but unpaid expenses required to be reimbursed pursuant to Section 3;

                  (iii)    Any vacation accrued to the date of termination; and

                  (iv) As your sole damages and conditioned upon your execution and delivery of a general release in favor of the Company, its employees, Officers, Directors and Affiliates the Company agrees to provide you with the following benefits:

                           (a)      one year of Base Salary payable over twelve
                                    (12) months;and those perquisites effective at the time of the termination (i.e., cell phone) including those normally provided to active full time senior executives;

                           (b) pro-rated bonus based on greater of the current year plan or prior year actual bonus or at your option a combination of the pro-rated bonus and senior executive outplacement service during the severance period, with such combination not to exceed the total amount of the pro-rated bonus; however, in the event the amount of the pro-rated bonus does not cover the cost of outplacement service, at your option, in lieu of paying the pro-rated bonus, the Company will pay for outplacement services up to a maximum fee of $20,000. Outplacement services would be provided by a nationally recognized executive outplacement firm;

                           (c) the Company will pay medical and dental coverage for one year under COBRA

                           (d) the Company will continue payment of the premiums for one year on the life insurance (3x salary) as outlined in 3e;

                           (e) In the event a minimum of 125,000 shares of the initial grant, as outlined in 3c(i), have not already vested on their scheduled annual vesting dates as of your termination date, then a sufficient number of shares subject to the Option will be accelerated as of the employment termination date so that a total of 125,000 shares have vested.

                           (f) During the period in which you must report executive officer securities transactions under applicable securities laws and regulations (under present regulations, up to six months from the termination date), you may not sell, transfer or dispose of Genta securities beneficially owned by you or otherwise engage in a reportable transaction with respect to Genta securities beneficially owned by you. Thereafter, all vested stock options shall be exercisable for up to one year beyond the termination date of the expiration of the then applicable executive officer reporting requirements, but not later than the expiration date of the option.

The benefits to which you may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (d) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to you at the time of the termination of your employment prior to the end of the Term, you shall have no right to receive any other compensation, or to participate in any other arrangement or benefit with respect to any future period after such termination.

         12. NOTICEs. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given; when delivered personally after receipt therefor, one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid; return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

         If to the company:

                           Genta Incorporated
                           Two Oak Way
                           Berkeley Heights, NJ  07922

         With a copy to:

                           Morgan Lewis & Bockius



         If to you:

                           Alfred Fernandez




         13. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein. If any provision of this Agreement or any part thereof is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or the area of such provision (and substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

         14. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

         15. BINDING EFFECT. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon you and your legal representatives. This Agreement constitutes a personal service agreement, and the performance of your obligations hereunder may not be transferred or assigned by you.

         16. NON-WAIVER. The failure of either party to insist upon the strict performance of any terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

         17. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to principles of conflict of law.

         18. SURVIVAL. The provisions of this Agreement which by their terms call for performance subsequent to termination of your employment hereunder shall so survive such termination.

         19. HEADINGS. The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.


         If this letter agreement meets with your approval and you desire to accept this offer of employment on the terms and conditions set forth herein, please execute the enclosed copy of this letter and return it to me as soon as possible.


                                   Sincerely,

                                   GENTA INCORPORATED



                                   By: /s/ Raymond P. Warrell, JR., M.D.
                                       ---------------------------------
                                           Raymond P. Warrell, Jr., M.D.
                                           Chairman & CEO


         AGREED AND ACCEPTED
         AS OF THE DATE FIRST SET FORTH ABOVE

         /s/ Alfred Fernandez
         ---------------------
         Alfred Fernandez


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